Filed Pursuant to Rule 433

Registration Statement No. 333-191876

November 12, 2014

Pricing Term Sheet

US$1,200,000,000

Canadian Natural Resources Limited

US$600,000,000 1.750% Notes due 2018 (the “2018 Notes”)
US$600,000,000 3.900% Notes due 2025 (the “2025 Notes”)

Issuer:	Canadian Natural Resources Limited

Trade Date:	November 12, 2014

Settlement Date:	November 17, 2014 (T+3)

	2018 Notes	2025 Notes

Issue of Securities:	1.750% Notes due 2018	3.900% Notes due 2025

Principal Amount:	US$600,000,000	US$600,000,000

Maturity:	January 15, 2018	February 1, 2025

Price to Public:	99.921%, plus accrued interest, if any, from November 17, 2014	99.871%, plus accrued interest, if any, from November 17, 2014

Coupon:	1.750%	3.900%

Interest Payment Dates:	January 15 and July 15 commencing January 15, 2015	February 1 and August 1 commencing February 1, 2015

Regular Record Dates:	June 30 and December 31	January 15 and July 15

Yield to Maturity:	1.776%	3.916%

Spread:	+80 basis points	+155 basis points

Benchmark Treasury:	UST 0.875% due October 15, 2017	UST 2.375% due August 15, 2024

Treasury Yield/Price:	0.976% (99-22 ¾)	2.366% (100-02+)

Make-Whole Call:	T + 12 basis points	Prior to November 1, 2024, T + 25 basis points

Par Optional Redemption:	N/A

On or after November 1, 2024, in whole or in part, at a redemption price equal to 100.000% of the principal amount of the 2025 Notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption.

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBS Securities Inc. Barclays Capital Inc. Mitsubishi UFJ Securities (USA), Inc.	Citigroup Global Markets Inc. Barclays Capital Inc. Mitsubishi UFJ Securities (USA), Inc. J.P. Morgan Securities LLC RBS Securities Inc.

Co-Managers:

BNP Paribas Securities Corp.

Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated
BMO Capital Markets Corp.
CIBC World Markets Corp.
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
DNB Markets, Inc.
Mizuho Securities USA Inc.
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.

BNP Paribas Securities Corp.

Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated
BMO Capital Markets Corp.
CIBC World Markets Corp.
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
DNB Markets, Inc.
Mizuho Securities USA Inc.
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.

CUSIP:	136385 AU5	136385 AV3

ISIN:	US136385AU50	US136385AV34

This communication is intended for the sole use of the person to whom it is provided by us.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Barclays Capital Inc. toll-free at 1-888-603-5847, J.P. Morgan Securities LLC collect at 1-212-834-4533, Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848 or RBS Securities Inc. toll-free at 1-866-884-2071.

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